Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO EXPANDS NEW YORK FOOTPRINT

CRANFORD, NJ, March 13, 2006 – Metalico, Inc. (AMEX: MEA), has signed a letter of intent to acquire substantially all of the operating assets of Union Processing Corporation and Consolidated Transportation, Inc., affiliated companies with locations in North Chili and Auburn, New York.

Metalico is a leading scrap metal recycler and lead products fabricator. Union Processing maintains an automobile shredder serving the greater Rochester, New York market. Consolidated Transportation primarily transports raw material into the shredder and shredded steel to consumers.         . The purchase price for the transaction was not disclosed.

Union Processing operates a Newel 98 x 104 4000 hp shredder. In calendar year 2005 it processed approximately 120,000 tons of feedstock, of which Metalico operations provided 6,000 tons. The acquisition is subject to continuing due diligence and satisfaction of certain conditions but would be expected to close in the second quarter.

Metalico Chairman and Chief Executive Officer Carlos E. Agüero commented, “this acquisition is part of our strategy to grow within our existing region and to expand our recycling services into shredding automobiles and light iron. Furthermore, it will provide us the opportunity to ship raw materials from our Buffalo and Rochester operations and to upgrade many ferrous scrap grades by processing them through the shredder instead of our stationary shears.”

Metalico, Inc. is a holding company with operations in two business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates six recycling facilities and six lead fabrication plants in six states. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management’s current views and are based on certain assumptions. Actual results could differ materially from the assumptions currently anticipated.

Contact:	Metalico, Inc.

Carlos E. Agüero, President and Chief Executive Officer ceaguero@metalico.com

Michael J. Drury, Executive Vice President mjdrury@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 FAX: (908) 497-1097 www.metalico.com

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